Exhibit 10.5

EXECUTION VERSION

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), dated as of March 15, 2013 (the “Effective Date”), is made by and between Orexo AB, a public limited company organized and existing under the laws of Sweden (“Orexo”), and Galena Biopharma, Inc., a Delaware corporation (“Licensee”). Orexo and Licensee are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”. Capitalized terms used but not otherwise defined herein shall have their respective meanings as set forth in the Asset Purchase Agreement (as defined below).

WHEREAS, pursuant to that certain Asset Purchase Agreement, of even date herewith, by and between Orexo and Licensee (the “Asset Purchase Agreement”), Licensee has purchased the Acquired Assets from Orexo (the “Acquisition”); and

WHEREAS, in connection with the Acquisition, Orexo desires to grant, and Licensee desires to accept, a license to certain intellectual property rights of Orexo related to the Product, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Orexo and Licensee agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

“Acquisition” has the meaning set forth in the Recitals.

“Agreement” has the meaning set forth in the Preamble.

“ANDA Action” has the meaning set forth in Section 2.5(b).

“ANDA Certification” has the meaning set forth in Section 2.5(a).

“Asset Purchase Agreement” has the meaning set forth in the Recitals.

“Competitive Infringement” has the meaning set forth in Section 2.5(a).

“Competitive Infringement Action” has the meaning set forth in Section 2.5(c).

“Control” or “Controlled” means possession by a Party of the right to grant to the other Party a license or sublicense to, or other right to use, within the scope provided for in this Agreement, intangible or intellectual property rights (including patent rights, know-how, trade secrets and data) without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such license, sublicense or other right, and without being obligated to pay any royalties or other consideration therefor.

“Effective Date” has the meaning set forth in the Preamble.

“Know-How” means all trade styles, copyrights, records (including, but not limited to, operating records), instructions, methods, processes, formulas, formulation information, technical information, validations, package specifications, chemical specifications, chemical and finished goods analytical test methods, data (including, but not limited to, stability data and clinical data), studies, product specifications, drawings and technology, laboratory notebooks, electronic databases and correspondence related to the Product or the distribution, marketing, sale, and manufacture of the Product.

“Licensed Intellectual Property” means the Licensed Patents and the Licensed Know-How.

“Licensed Know-How” means Know-How Controlled by Orexo or its Subsidiaries as of the Effective Date that is necessary for the manufacture, use, distribution, marketing, sale, offer for sale and importation of Product in the Territory.

“Licensed Patents” means the patents and patent applications set forth on Exhibit A, and including any divisions, continuations, reissues and reexaminations thereof in the Territory, in each case to the extent necessary for the manufacture, use, distribution, marketing, sale, offer for sale and importation of Product in the Territory.

“Licensee” has the meaning set forth in the Preamble.

“Orexo” has the meaning set forth in the Preamble.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Pharmacoviglance Agreement” means the Pharmacoviglance Agreement Regarding Abstral, dated May 24, 2010, between Orexo and Strakan, which has been assigned to Licensee pursuant to the Asset Purchase Agreement.

“Product” means the proprietary product for pain treatment referred to as Abstral™ that contains Fentanyl as its sole active ingredient and is approved under the Product NDA, as such Product NDA may be amended and supplemented from time to time.

“Term” has the meaning set forth in Section 5.1.

Section 1.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word

“shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein); (b) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase does not mean simply “if”; (d) all references herein to Articles, Sections or Exhibits shall be construed to refer to Articles, Sections or Exhibits of this Agreement; and (e) the headings contained in this Agreement or any Exhibit to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in the Exhibits attached hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

LICENSE

Section 2.1 License. Subject to the terms and conditions of this Agreement, Orexo hereby grants to Licensee, and Licensee hereby accepts (a) an exclusive (even as to Orexo), transferable (to the extent permitted by Section 5.1), sublicenseable (to the extent permitted by Section 2.2) license under the Licensed Intellectual Property solely to use, distribute, market, sell, offer for sale and import the Product solely in the Territory and (b) a non-exclusive, transferable (to the extent permitted by Section 5.1), sublicenseable (to the extent permitted by Section 2.2) license under the Licensed Intellectual Property to manufacture the Product in the Territory solely to use, distribute, market, sell and offer for sale such Product in the Territory.

Section 2.2 Sublicensing. Licensee may sublicense its rights under Sections 2.1(a) and 2.1(b) to any Affiliate or Third Party only if each such sublicense: (a) is in writing and is subject and subordinate to, and consistent with, the terms and conditions of this Agreement; (b) does not diminish, reduce or eliminate any of Licensee’s obligations under this Agreement; (c) requires the sublicensee to comply with all applicable terms of this Agreement; and (d) prohibits further sublicensing except on terms consistent with this Section 2.2. Licensee shall provide Orexo with a complete copy of each sublicense within thirty (30) days after execution thereof. Licensee shall be responsible for the performance of each sublicensee and shall ensure that each sublicensee complies with all relevant provisions of this Agreement.

Section 2.3 Licensed Know-How Transfer. In addition to the transfer of any Licensed Know-How as contemplated by the Transfer Agreement, Orexo shall make available, for one hundred eighty (180) days after the Closing (or such longer period as may be mutually agreed by the Parties) and in such form as the Parties shall reasonably agree, all tangible Licensed Know-How in Orexo’s possession or Control (other than any Licensed Know-How subject to the Transfer Agreement) as of the Closing that is requested by Licensee, and during such one hundred and eighty (180) day period Orexo shall use commercially reasonable efforts to provide Licensee with information or assistance reasonably requested by Licensee with respect to using such Licensed Know-How, provided that the provision of such assistance does not interfere in any material respects with Orexo’s business. Licensee shall reimburse Orexo for its reasonable, out-of-pocket costs and expenses incurred in performing the transfer of, and the provision of information and assistance with respect to, the Licensed Know-How to Licensee under this Section 2.3.

Section 2.4 Prosecution of Licensed Patents. Orexo shall have the sole right to file, prosecute and maintain the Licensed Patents worldwide, at its cost and at its sole discretion. For each patent application and patent under the Licensed Patents, Orexo shall: (a) prepare, file and prosecute such patent application; (b) maintain such patent; (c) pay all fees and expenses associated with its activities pursuant to clauses (a) and (b) above; (d) keep Licensee currently informed of the filing and progress of all material aspects of the prosecution of any such patent application, and the issuance of patents from any such patent application; (e) consult with Licensee in advance concerning any decisions which could materially and adversely affect the scope or enforcement of any issued claims or the potential abandonment of any such patent application or patent; and (f) notify Licensee promptly of any additions, deletions or changes in the status of any such patent or patent application.

Section 2.5 Enforcement of Licensed Patents.

(a) Each Party shall promptly notify, in writing, the other Party upon learning of any actual or suspected Competitive Infringement, any ANDA Certification, or of any claim of invalidity, unenforceability, or non-infringement of any Licensed Patents, and shall, along with such notice, supply the other Party with any evidence in its possession pertaining thereto. For purposes of this Agreement, (i) “Competitive Infringement” means, other than in connection with an ANDA Certification, any allegedly infringing activity by a Third Party with respect to a Licensed Patent in the Territory, which activity falls within the scope then in effect of the licenses granted by Orexo to Licensee as set forth in Section 2.1(a) and is reasonably expected to reduce Net Sales of the Product in the Territory, and (ii) “ANDA Certification” means any certification filed by a Third Party pursuant to 21 U.S.C. § 355(j)(2)(A)(vii), or any amendment or successor statute thereto, claiming that the Licensed Patents covering the Product in the Territory are invalid or that infringement of the Licensed Patents in the Territory shall not arise from the manufacture, use or sale of a product by a Third Party, where such certification is made by such Third Party in connection with an abbreviated new drug application filed under 21 U.S.C. § 355(j) for a product where the Product is the reference listed drug.

(b) Unless otherwise mutually agreed by the Parties, Orexo shall have the sole right and the obligation to bring, within the statutory period specified in 21 U.S.C. § 355(j)(5)(B)(iii), and prosecute an infringement suit against a Third Party making an ANDA Certification (each, an “ANDA Action”), provided that if Orexo’s legal counsel advises that there does not exist a reasonable basis to bring an ANDA Action, Orexo shall not be obligated to bring such ANDA Action. Orexo shall not compromise or settle an ANDA Action without Licensee’s prior written consent if such compromise or settlement would permit the Third Party to commercially market the product that is the subject of the ANDA Certification prior to the expiration of the Licensed Patents asserted in such ANDA Action, such consent not to be unreasonably withheld or delayed.

(c) Unless otherwise mutually agreed by the Parties, Orexo shall have the first right, but not the obligation, to attempt to resolve any Competitive Infringement, including by filing an infringement suit, defending against such claim or taking other similar action (each, a “Competitive Infringement Action”) and to compromise or settle such infringement or claim. If Orexo determines not to initiate a Competitive Infringement Action, Orexo shall promptly inform Licensee. If Orexo does not initiate a Competitive Infringement Action with respect to such Competitive Infringement within ninety (90) days following notice thereof, Licensee shall have the right to attempt to resolve such Competitive Infringement by providing written notice thereof to Orexo.

(d) The Parties shall allocate costs and expenses associated with an ANDA Action brought under Section 2.5(b) or any other action brought in connection with an ANDA Certification as follows: Orexo shall pay and be responsible for twelve percent (12%) of such costs and expenses, and Licensee shall be responsible for and pay eighty eight percent (88%) of such costs and expenses. The Party bringing a Competitive Infringement Action under Section 2.5(c) shall pay all costs and expenses associated with such Action, other than the costs and expenses of the other Party if the other Party elects to join such Action (except as provided in Section 2.5(g)).

(e) Any amounts recovered by the Party taking an ANDA Action pursuant to Section 2.5(b), whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Parties for any costs and expenses incurred in proportion to the costs and expenses paid by such Party pursuant to the first sentence of Section 2.5(d), and (ii) the remaining amount of such recovery shall be allocated eighty eight percent (88%) to Licensee and twelve percent (12%) to Orexo. Any amounts recovered by the Party bringing a Competitive Infringement Action pursuant to Section 2.5(c), whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Party taking such Competitive Infringement Action for any costs incurred, (ii) to reimburse the Party not taking such Competitive Infringement Action for its costs incurred in such Competitive Infringement Action, if it joins such Competitive Infringement Action, and (iii) the remaining amount of such recovery shall be allocated to Licensee to the extent that the amounts recovered pertain to damages awarded or obtained to compensate for the Competitive Infringement, and Orexo shall retain all remaining amounts.

(f) For clarity, in the event of any infringement of any Licensed Patent (i) outside of the Territory, (ii) with respect to any product other than the Product, whether in or outside of the Territory, or (iii) that is not solely a Competitive Infringement, in each case of clauses (i), (ii) and (iii), Orexo shall have the sole right, but not the obligation, to attempt to resolve such infringement or claim and to compromise or settle such infringement or claim.

(g) The Party enforcing the Licensed Patents shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 2.5. The Party not enforcing the Licensed Patents shall provide reasonable assistance to the other Party, including joining such action as a party plaintiff if required by applicable Law to pursue such action, subject to the other Party’s reimbursement of any reasonable out-of-pocket costs and expenses incurred by the non-enforcing Party in providing such assistance.

Section 2.6 Defense of Licensed Patents. As between the Parties, Orexo shall have the sole right, but not the obligation, to defend, at its cost and at its sole discretion, against a declaratory judgment action or other action challenging any Licensed Patents. If the scope, ownership, validity or enforceability of a Licensed Patent is challenged in any counter-claims in any enforcement action brought by Licensee pursuant to Section 2.5(c), Orexo shall control the defense of such counterclaims, and Licensee shall take all actions and make such filings as are reasonably directed by Orexo in respect of such defense. Licensee shall provide reasonable assistance to Orexo, including joining such action as a party if required by applicable Law to pursue such action, subject to Orexo’s payment or reimbursement of any reasonable out-of-pocket costs and expenses incurred by Licensee in providing such assistance.

Section 2.7 Third Party Infringement Claims. Other than any obligations arising under Section 10 of the Asset Purchase Agreement, as between the parties, neither Licensor nor Licensee shall have any responsibility for asserted or threatened claims or suits alleging that the development, manufacture, use, distribution, marketing, sale, offer for sale or sale of the Product in the Territory, infringes the patents or other intellectual property rights of a Third Party.

Section 2.8 Listing of Patents; PTE. Licensee shall have the sole right to determine which of the Licensed Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor Laws, in the Territory. If any election for patent term restoration or extension may be made with respect to any Licensed Patent in the Territory, the Parties shall discuss and seek to reach mutual agreement whether or not to take such action. If the Parties are not able to reach mutual agreement, Orexo shall have the sole right to make the final decision whether or not to seek such patent term restoration or extension with respect to the Licensed Patents.

Section 2.9 Confidentiality. The provisions of Section 9.07 of the Asset Purchase Agreement shall apply with respect to the Licensed Intellectual Property, which shall be deemed the Confidential Information of Orexo.

Section 2.10 Reservation of Rights. Except as provided in Section 2.1 and Section 3.2(c), Orexo does not grant any license or other rights to Licensee with respect to any intellectual property or other proprietary rights, and no additional rights shall be deemed granted to Licensee by implication, estoppel or otherwise. Further, Orexo does not grant any licenses or rights hereunder with respect to any product other than the Product containing Fentanyl as its sole active ingredient. All rights not expressly granted by Orexo to Licensee hereunder are reserved.

ARTICLE III

REGULATORY AND OTHER OBLIGATIONS

Section 3.1 Development and Commercialization.

(a) Licensee shall be solely responsible for the development, manufacture and commercialization of the Product in the Territory and for compliance with all applicable laws.

(b) Unless otherwise agreed with Strakan, Licensee shall not conduct any clinical trials with the Product outside of the Territory.

(c) If requested by Licensee, and to the extent permitted by Strakan, Orexo shall use commercially reasonable efforts to appoint one or more representatives of Licensee to the Commercialization Committee established between Orexo and Strakan for the Product.

Section 3.2 Regulatory.

(a) Licensee shall have sole responsibility for all regulatory matters under applicable Laws, reporting and otherwise, in connection with the Product in the Territory, including all communication with the U.S. Food and Drug Administration with respect to matters relating to the Product in or with respect to the Territory.

(b) Licensee shall cooperate with Strakan pursuant to the Pharmacoviglance Agreement with respect to coordination of collection, investigation, reporting and exchange of information concerning adverse events, product quality and product complaints, relating to the Product.

(c) To the extent permitted by Law and to the extent necessary for the purpose of promoting and selling the Product in the Territory, Orexo hereby grants to Licensee, Licensee’s Affiliates and Licensee’s sublicensees the non-exclusive right to use and cross-reference any clinical trial information and regulatory filings, Controlled by Orexo or its Affliliates as may be required for Licensee, Licensee’s Affiliates and Licensee’s sublicensees to develop, manufacture and commercialize the Product in the Territory. To the extent permitted by Law and to the extent necessary for the purpose of promoting and selling the Product outside of the Territory, Licensee hereby grants to Orexo, its Affiliates and licensees the non-exclusive right to use and cross-reference any clinical trial information and regulatory filings, Controlled by Licensee or its Affiliates as may be required for Orexo, its Affiliates and licensees to develop, manufacture and commercialize the Product outside of the Territory.

ARTICLE IV

NO IMPLIED WARRANTIES

EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.04 OF THE ASSET PURCHASE AGREEMENT, OREXO MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, VALIDITY, ENFORCEABILITY OR NON-INFRINGEMENT REGARDING OR WITH RESPECT TO THE LICENSED INTELLECTUAL PROPERTY.

ARTICLE V

TERM AND TERMINATION

Section 5.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Section 5.2, shall expire upon the expiration of Royalty Period (the “Term”). Upon expiration of the Term pursuant to this Section 5.1, the licenses granted to Licensee under Section 2.1 shall, subject to the terms of this Agreement, become fully paid-up, perpetual and non-exclusive licenses.

Section 5.2 Termination.

(a) Licensee shall have the right to terminate this Agreement at any time upon thirty (30) days prior written notice to Orexo.

(b) This Agreement shall terminate immediately and automatically and without further action of Licensee or Orexo: (i) in the event that Licensee makes any assignment for the benefit of creditors or files a petition in bankruptcy or is adjudged bankrupt or becomes insolvent or is placed in the hands of a receiver or if any of the equivalent of any of the foregoing proceedings or acts referred to in this Section 5.2(b)(i), though known or designated by some other name or term occurs; or (ii) upon receipt by Licensee of an Exercise Notice pursuant to Section 8.04 of the Asset Purchase Agreement.

Section 5.3 Effect of Termination. If this Agreement expires pursuant to Section 5.1 or is terminated pursuant to Section 5.2, except as provided in Section 5.1, all licenses and other rights granted under this Agreement to Licensee shall terminate, and any such expiration or termination of this Agreement shall not operate to discharge any liability that had been incurred by either Party prior thereto.

Section 5.4 Survival. Articles IV, V, and VI and Section 2.8 shall survive any expiration or termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Assignment. Except as otherwise expressly permitted by this Agreement, neither Party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect, except that each Party shall always have the right, without such consent, on written notice to the other Party, assign any or all of its rights and delegate or subcontract any or all of its obligations hereunder to (a) any of its Affiliates, (b) a successor of all or substantially all of the business of such Party, whether by way of merger, sale of stock, sale of assets or other transaction (or series of transactions) or (c) a successor of that portion of such Party’s business to which this Agreement pertains. Any permitted successor or assignee of rights or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights or obligations.

Section 6.2 Non-Waiver. Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

Section 6.3 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 6.4 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable Law.

Section 6.5 Entire Agreement; Amendments. This Agreement, together with the Asset Purchase Agreement (following execution and delivery thereof), contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written understandings, agreements, representations and warranties with respect to such subject matter or on which the Parties may have relied. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of each Party. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Party.

Section 6.6 Notices. Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each Party set forth below or to such other address or addresses as shall be designated in writing in the same matter:

(a) If to Licensee:

Galena Biopharma, Inc.

310 N. State Street, Suite 208

Lake Oswego, Oregon 97034

Attention: Chief Executive Officer

Facsimile: 855-883-7422

with a copy (which shall not constitute notice) to:

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

Attention: Dale E. Short

Facsimile: (310) 201-4746

(b) If to Orexo:

Orexo AB

P.O. Box 303

SE-751 05 Uppsala

Sweden

Attention:      Chief Executive Officer

Facsimile:      +46 (0)18 780 88 88

with a copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036-6797

Attention:      David S. Rosenthal, Esq.

Facsimile:      (212) 698-3599

All notices shall be deemed given when received by the addressee.

Section 6.7 Public Announcements. Neither Party shall make any public announcement regarding this Agreement, or the subject matter contained herein, without the prior written consent of the other Party (which consent may be withheld in the sole discretion of such other Party), except to the extent required to be disclosed (i) to or by any Governmental or Regulatory Authorities; (ii) to comply with applicable Laws (including, without limitation, to comply with SEC, Swedish Financial Supervisory Authority, or stock exchange disclosure requirements), or (iii) to comply with judicial process or an order of any Governmental or Regulatory Authority of competent jurisdiction; provided, however, that in each case the Party required to disclose such information shall endeavor to give the other Party reasonable advance notice and review of any such disclosure. Notwithstanding the foregoing, the Parties shall coordinate on a mutually acceptable joint press released to be issued by each of the Parties in connection with the execution of this Agreement.

Section 6.8 Governing Law. This Agreement (and all disputes arising out of it including non-contractual disputes) shall be governed by and interpreted in accordance with the substantive laws of Sweden, without regard to the choice of law provisions thereof.

(a) The Parties recognise that a bona fide dispute as to certain matters governed by this Agreement may arise that relate to any Party’s rights or obligations hereunder. In the event of the occurrence of any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, either Party may, by written notice to the other, have such dispute referred to its respective officer designated below or their successors, for attempted resolution by good faith negotiations within sixty (60) days after such notice is received. If either Party desires to pursue arbitration under paragraph (b) below to resolve any such dispute, a referral to such executives under this paragraph (a) shall be a mandatory condition precedent. Said designated officers are as follows.

For Purchaser: Chief Executive Officer

For Seller: Chief Executive Officer

(b) In the event that such officers shall be unable to resolve the dispute by executive mediation within such sixty (60) day period, then the dispute shall be finally settled by binding arbitration as provided below.

(c) Any arbitration proceeding shall be administered by the Arbitration Institute of the Stockholm Chamber of Commerce. The place of arbitration shall be in Stockholm, Sweden. The arbitration shall be conducted in English. The award of arbitration shall be final and binding upon both Parties.

(d) The procedures specified in this Section 6.8 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, that a Party, without prejudice to the above procedures, may seek injunctive relief or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage. Despite such action the Parties will continue to participate in good faith in the procedures specified in this Section 6.8.

(e) Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any such dispute.

Section 6.9 Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement or in the Asset Purchase Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

Section 6.10 Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between Orexo and Licensee or any of their respective Affiliates. Except as otherwise expressly provided herein, neither Party may act on behalf of the other Party, and neither Party may make (or has any authority to make) any representation, warranty or commitment, whether express or implied, on behalf of the other Party or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties. The relationship of the Parties under this Agreement is, and is intended to be, one of independent contractors hereunder.

Section 6.11 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be duly executed as of the Effective Date.

Orexo: OREXO AB

/s/ Nicolaj Sorensen
Name:	Nicolaj Sorensen
Title:	Chief Executive Officer and President

Licensee: GALENA BIOPHARMA, INC.

/s/ Mark J. Ahn
Name:	Mark J. Ahn, Ph.D.
Title:	President and Chief Executive Officer

EXHIBIT A

Licensed Patents

United States Patent Number 6,759,059

United States Patent Number 6,761,910

United States Patent Number 7,910,132